Exhibit 99.1

GMS REPORTS RESULTS FOR FOURTH QUARTER

AND FISCAL YEAR ENDED APRIL 30, 2016

- Record Annual Net Sales Increase 18.3% to $1.86 Billion

- Completes Initial Public Offering in June 2016

Tucker, Georgia, July 12, 2016. GMS Inc. (NYSE:GMS), a leading North American distributor of wallboard and suspended ceilings systems, today reported financial results for the fourth quarter and fiscal year ended April 30, 2016.

Fiscal Year 2016 Highlights Compared to Fiscal Year 2015

•                  Net sales increased 18.3% to $1.86 billion; base business net sales up 7.6%

•                  Wallboard unit volume grew 22.1% to 2.84 billion square feet

•                  Net income improved significantly to $12.6 million, or $0.38 per share, compared to a net loss of $(11.7) million, or $(0.36) per share in fiscal 2015

•                  Adjusted EBITDA increased 32.0% to $150.3 million, improving 70bps as a percentage of net sales

•                  Completed seven acquisitions with a combined $208 million of trailing twelve month net sales

•                  Branch locations grew to 186 from 156

Fourth Quarter 2016 Highlights Compared to Fourth Quarter 2015

•                  Net sales increased 30.3% to $527.2 million; base business net sales up 16.0%

•                  Wallboard unit volume grew 36.0% to 816 million square feet

•                  Net income improved to $8.9 million, or $0.27 per share, compared to $2.1 million, or $0.07 per share

•                  Adjusted EBITDA increased 46.8% to $43.7 million

Mike Callahan, President and CEO of GMS, stated, “Fiscal 2016 marked a record year of progress for GMS. We are extremely pleased with the consistent improvement across all of our major product categories throughout the year, resulting in significant growth in our net sales and Adjusted EBITDA. This expansion reflects our balanced business approach along with improving end market demand. Furthermore, we outpaced the market growth rate for the fifth consecutive year as we continued to capture core market share, open additional greenfield locations and complete accretive acquisitions. We also effectively managed our costs and capitalized on our national scale advantages as we delivered a 140 basis point improvement in gross margin along with growth in Adjusted EBITDA as a percentage of net sales to 7.4%.”

Mr. Callahan continued, “In June 2016, we successfully completed our initial public offering, from which we used the net proceeds in combination with cash on hand to pay down $160.0 million of debt and eliminate approximately $12.4 million of annualized cash interest expense. With our strengthened balance sheet and ample capital resources, we are firmly situated to continue capitalizing on the ongoing recovery in construction end markets, which we believe remain in an extended period of expansion, and still have significant upside when compared to historical levels. With our attractive end markets and our ongoing pursuit of select accretive acquisitions, we are well-positioned to further expand our industry leading positions in wallboard and ceilings distribution throughout North America.”

Fiscal Year 2016 Results

Net sales for the fiscal year ended April 30, 2016 increased 18.3% to $1.86 billion, compared to $1.57 billion for the fiscal year ended April 30, 2015.  Net sales increased across all product categories driven by stronger commercial and residential construction activity, the opening of new branches and the favorable impact of acquisitions.

•                  Wallboard sales of $871.0 million in fiscal 2016 increased 21.3%, compared to fiscal 2015, driven by a 22.1% increase in wallboard volume to 2.84 billion square feet. Greater end market demand, market share gains and the impact of acquisitions were the primary contributors to the increase in wallboard volume, which more than offset a slight decline in wallboard prices year-over-year.

•                  Ceilings sales of $297.1 million in fiscal 2016 rose 6.6%, compared to fiscal 2015, due to improved pricing, a pickup in commercial activity and acquisitions.

•                  Steel framing sales of $281.3 million in fiscal 2016 grew 15.7%, compared to fiscal 2015, attributable to greater commercial activity and acquisitions, partially offset by price declines as a result of lower industry steel prices.

•                  Other product sales of $408.8 million in fiscal 2016, which include joint treatment, insulation, tools, fasteners and other complementary products, increased 23.9%, compared to fiscal 2015, due to improved pricing, retail growth initiatives and acquisitions.

Gross profit of $593.2 million in fiscal 2016 increased 23.8%, compared to $479.0 million in fiscal 2015, primarily driven by higher net sales. Gross margin of 31.9% improved by 140 basis points, compared to 30.5% in the prior year. The improvement in gross margin was attributable to better product margins and a favorable sales mix.

Net income of $12.6 million in fiscal 2016, or $0.38 per share, grew $24.3 million, compared to a net loss of $(11.7) million, or $(0.36) per share, in fiscal 2015. Adjusted net income of $47.4 million, or $1.45 per share, increased $15.7 million, compared to $31.7 million, or $0.98 per share, in the prior year. The growth in adjusted net income was primarily attributable to higher net sales and gross profit which more than offset increased selling, general and administrative expenses, including warehouse, delivery and payroll to support expanded operations.

Adjusted EBITDA of $150.3 million in fiscal 2016 million grew 32.0%, compared to $113.9 million in fiscal 2015. Adjusted EBITDA for fiscal 2016 includes $12.1 million of contributions from acquisitions from the predecessor period of acquisitions completed during fiscal 2016. Adjusted EBITDA for fiscal 2015 includes $8.1 million of contributions from acquisitions from the predecessor period of acquisitions completed during fiscal 2015. Adjusted EBITDA margin, which is calculated without consideration of the contributions from acquisitions, was 7.4% as a percentage of net sales in fiscal 2016, compared to 6.7% in fiscal 2015, representing strong overall improvement in operating performance.

Fourth Quarter 2016 Results

Net sales for the fourth quarter ended April 30, 2016 grew 30.3% to $527.2 million, compared to $404.5 million for the fourth quarter ended April 30, 2015.

•                  Wallboard sales of $248.8 million in the fourth quarter 2016 increased 31.6%, compared to the fourth quarter 2015. Wallboard unit volume grew 36.0% million to 816 million square feet, helped by greater end market demand and the impact of acquisitions which more than offset a decline in wallboard prices year-over-year.

•                  Ceiling sales of $78.2 million in the fourth quarter 2016 rose 12.6%, compared to the fourth quarter 2015, helped by improved pricing, a pickup in commercial activity and acquisitions.

•                  Steel framing sales of $77.8 million in the fourth quarter 2016 grew 33.0%, compared to the fourth quarter 2015, due to greater commercial activity and acquisitions which more than offset price declines as industry steel prices fell year-over-year.

•                  Other product sales of $122.4 million in the fourth quarter 2016 were up 39.8%, compared to the fourth quarter 2015, attributable to price gains, retail growth initiatives and acquisitions.

Gross profit of $174.2 million for the fourth quarter 2016 increased 38.0%, compared to $126.2 million in the fourth quarter 2015. Gross margin of 33.0% expanded by 180 basis points, compared to 31.2% in the fourth quarter 2015, marking steady improvement throughout fiscal 2016.

Net income of $8.9 million, or $0.27 per share, for the fourth quarter increased $6.8 million, compared to $2.1 million, or $0.07 per share, in the fourth quarter 2015. Adjusted net income of $17.4 million, or $0.53 per share, grew $8.7 million, compared to $8.7 million, or $0.27 per share, in the fourth quarter 2015.

Adjusted EBITDA of $43.7 million for the fourth quarter 2016 rose 46.8%, compared to $29.8 million in the fourth quarter 2015. Adjusted EBITDA for the fourth quarter 2016 includes $0.1 million of contributions from acquisitions from the predecessor period of acquisitions completed during the fourth quarter 2016. Adjusted EBITDA for fourth quarter 2015 includes $1.0 million of contributions from acquisitions from the predecessor period of acquisitions completed during fourth quarter 2015. Adjusted EBITDA margin, excluding the predecessor period of acquisitions, was 8.3% as a percentage of net sales for the fourth quarter 2016, compared to 7.1% in the fourth quarter 2015.

Capital Resources

At April 30, 2016, the Company had cash of $19.1 million and total debt of $644.6 million, as compared to cash of $12.3 million and total debt of $557.0 million at April 30, 2015.  On a pro forma basis, after giving effect to the completion of our initial public offering on June 1, 2016, the Company had cash in the amount of $16.3 million and total debt of $484.6 million at April 30, 2016.

Recent Events

Initial Public Offering

On June 1, 2016, GMS completed the initial public offering of its common stock, raising net proceeds of approximately $157.2 million, including the full exercise of the underwriters’ option to purchase additional shares. Following completion of the offering, the Company had 40,942,905 of basic and 41,605,076 of diluted shares outstanding.

In connection with the offering, the Company used all of the net proceeds, together with cash on hand, to repay, in full, its outstanding indebtedness of $160.0 million plus accrued and unpaid interest under its 7.75% senior secured second lien term loan facility due April 2022.

Acquisition Activity

Subsequent to April 30, 2016, the Company acquired Wall & Ceiling Supply Co., Inc. (Wall & Ceiling Supply) and Rockwise, LLC (Rockwise) for a total purchase price of approximately $26.3 million. Wall & Ceiling Supply and Rockwise distribute wallboard and related building materials from four locations in Washington, Arizona and Colorado. For the twelve months ended April 30, 2016, the combined companies generated approximately $35.2 million in net sales and the earnings of these entities would have contributed approximately $4.5 million to our Adjusted EBITDA for that period, including operating synergies.

Conference Call and Webcast

The Company will host a conference call and webcast to discuss its results for the fourth quarter and fiscal year ended April 30, 2016 at 11:00 a.m. Eastern Time on July 12, 2016. Investors who wish to participate in the call should dial 877-407-0789 (domestic) or 201-689-8562 (international) at least 5 minutes prior to the start of the call. The live webcast will be available on the Investors section of the Company’s website at www.gms.com. There will be a slide presentation of the results available on that page of the website as well.  Replays of the call will be available through August 12, 2016 and can be accessed at 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13640153.

About GMS Inc.

Founded in 1971, GMS operates a national network of distribution centers across the United States.  GMS’s extensive product offering of wallboard, suspended ceilings systems, or ceilings, and complementary interior construction products is designed to provide a comprehensive one-stop-shop for our core customer, the interior contractor who installs these products in commercial and residential buildings.

Use of Non-GAAP Financial Measures

GMS reports its financial results in accordance with GAAP. However, we present Adjusted net income, Adjusted EBITDA and Adjusted EBITDA margin, which are not recognized financial measures under GAAP, because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA, adjusted net income and base business growth are helpful in highlighting trends in our operating results, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.  In addition, we utilize Adjusted EBITDA in certain calculations under our senior secured asset based revolving credit facility and our senior secured first and second lien term loan facilities.

You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

Forward-Looking Statements and Information:

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” or “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the markets in which we operate, including the potential for growth in the commercial, residential and repair and remodeling, or R&R, markets, statements about our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance, statements related to net sales, gross profit and capital expenditures, as well as non-GAAP financial measures such as Adjusted EBITDA, adjusted net income and base business growth and statements regarding potential acquisitions and future greenfield locations contained in this press release are forward-looking statements. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the prices, supply, and/or demand for products which we distribute; general economic and business conditions in the United States; the activities of competitors; changes in significant operating expenses; changes in the availability of capital and interest rates; adverse weather patterns or conditions; acts of cyber intrusion; variations in the performance of the financial markets, including the credit markets; and other factors described in the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended April 30, 2016, and in our other periodic reports filed with the SEC.  In addition, the statements in this release are made as of July 12, 2016. We undertake no obligation to update any of the forward looking statements made herein, whether as a result of new information, future events, changes in expectation or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to July 12, 2016.

GMS Inc.

Consolidated Statements of Operations (Unaudited)

Three Months Ended April 30, 2016 and 2015 and Years Ended April 30, 2016 and 2015

(in thousands of dollars, except for share and per share data)

	Three Months Ended April 30,		Year Ended April 30,
	2016	2015	2016	2015
Net sales	$527,182	$404,499	$1,858,182	$1,570,085
Cost of sales (exclusive of depreciation and amortization shown separately below)	352,979	278,263	1,265,018	1,091,114
Gross profit	174,203	126,236	593,164	478,971
Operating expenses:
Selling, general and administrative	133,231	103,311	470,035	396,155
Depreciation and amortization	16,879	15,997	64,215	64,165
Total operating expenses	150,110	119,308	534,250	460,320
Operating income	24,093	6,928	58,914	18,651
Other (expense) income:
Interest expense	(9,428)	(8,871)	(37,418)	(36,396)
Change in fair value of financial instruments	(19)	—	(19)	(2,494)
Other income, net	2,219	416	3,671	1,916
Total other (expense), net	(7,228)	(8,455)	(33,766)	(36,974)
Income (loss) before taxes	16,865	(1,527)	25,148	(18,323)
Provision for (benefit from) income taxes	7,925	(3,663)	12,584	(6,626)
Net income (loss)	$8,940	$2,136	$12,564	$(11,697)
Weighted average shares outstanding:
Basic	32,892,905	32,551,182	32,799,098	32,450,401
Diluted	33,155,140	32,684,348	33,125,242	32,450,401
Net income (loss) per share:
Basic	$0.27	$0.07	$0.38	$(0.36)
Diluted	$0.27	$0.07	$0.38	$(0.36)

GMS Inc.

Consolidated Balance Sheets (Unaudited)

April 30, 2016 and 2015

(in thousands of dollars, except share data)

	April 30, 2016	April 30, 2015
Assets
Current assets:
Cash and cash equivalents	$19,072	$12,284
Trade accounts and notes receivable, net of allowances of $8,607 and $8,633, respectively	270,257	214,321
Inventories, net	165,766	147,603
Deferred income tax assets, net	11,047	9,836
Prepaid expenses and other current assets	16,548	42,936
Total current assets	482,690	426,980
Property and equipment, net	153,260	158,824
Goodwill	386,306	348,811
Intangible assets, net	221,790	215,762
Other assets	7,815	10,599
Total assets	$1,251,861	$1,160,976
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$91,500	$77,834
Accrued compensation and employee benefits	51,680	48,069
Other accrued expenses and current liabilities	41,814	57,172
Current portion of long-term debt	8,667	6,759
Revolving credit facility	26,914	16,950
Total current liabilities	220,575	206,784
Non-current liabilities:
Long-term debt, less current portion	609,029	533,275
Deferred income taxes, net	52,250	69,671
Other liabilities	33,600	23,222
Liabilities to noncontrolling interest holders, less current portion	25,247	28,452
Total liabilities	940,701	861,404
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 500,000,000 shares; 32,892,905 and 32,757,905 shares issued and outstanding at April 30, 2016 and 2015, respectively	329	328
Preferred stock, $0.01 par value, authorized 50,000,000 shares; 0 shares issued and outstanding at April 30, 2016 and 2015	—	—
Additional paid-in capital	334,244	329,884
Accumulated deficit	(22,265)	(30,650)
Accumulated other comprehensive (loss) income	(1,148)	10
Total stockholders’ equity	311,160	299,572
Total liabilities and stockholders’ equity	$1,251,861	$1,160,976

GMS Inc.

Consolidated Statements of Cash Flows (Unaudited)

Three Months Ended April 30, 2016 and 2015 and Years Ended April 30, 2016 and 2015

(in thousands of dollars)

	Three Months Ended April 30,		Year Ended April 30,
	2016	2015	2016	2015
Cash flows from operating activities:
Net income (loss)	$8,940	$2,136	$12,564	$(11,697)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property and equipment	6,460	7,181	26,667	32,208
Accretion and amortization of debt discount and deferred financing fees	878	833	3,438	3,374
Amortization of intangible assets	10,419	8,798	37,548	31,957
Provision for losses on accounts and notes receivable	(1,035)	(408)	(1,032)	(233)
Provision for obsolescence of inventory	(3)	5	80	1,077
Equity-based compensation	991	2,274	4,733	9,012
(Gain) loss on sale or impairment of assets	(721)	250	(645)	1,089
Loss on fair value of financial instruments	—	—	—	2,494
Deferred income tax expense	(13,842)	11,740	(20,499)	(21,664)
Prepaid expenses and other assets	(559)	1,021	(4,682)	1,989
Accrued compensation and employee benefits	15,383	10,639	3,454	8,204
Other accrued expenses and liabilities	132	3,735	5,551	9,170
Liabilities to noncontrolling interest holders	(743)	539	446	1,862
Income taxes	17,998	(22,089)	7,106	(905)
	44,298	26,654	74,729	67,937
Changes in primary working capital components, net of acquisitions:
Trade accounts and notes receivable	(29,212)	(3,395)	(27,338)	(11,649)
Inventories	(428)	7,579	(699)	(4,610)
Accounts payable	15,187	15,985	1,055	(3,655)
Cash provided by operating activities	29,845	46,823	47,747	48,023
Cash flows from investing activities:
Purchases of property and equipment	(3,697)	(2,940)	(7,692)	(13,940)
Proceeds from sale of assets	3,084	1,160	9,847	3,807
Purchase of financial instruments	—	—	—	(4,638)
Acquisitions of businesses, net of cash acquired	(29,886)	(48,095)	(113,597)	(66,695)
Cash used in investing activities	(30,499)	(49,875)	(111,442)	(81,466)
Cash flows from financing activities:
Repayments on the revolving credit facility	(252,438)	(100,006)	(697,144)	(303,099)
Borrowings from the revolving credit facility	269,257	106,481	782,104	320,049
Debt issuance costs	(391)	—	(391)	—
Payments of principal on long-term debt	(975)	(990)	(3,931)	(3,927)
Principal repayments of capital lease obligations	(1,067)	(1,084)	(4,249)	(4,327)
Proceeds from sales of common stock	—	3,820	—	5,370
Payment of contingent consideration	(2,043)	(526)	(6,598)	(1,001)
Stock repurchases	—	—	(5,827)	—
Exercise of stock options	—	—	6,519	—
Cash provided by financing activities	12,343	7,695	70,483	13,065
Increase (decrease) in cash and cash equivalents	11,689	4,643	6,788	(20,378)
Balance, beginning of period	7,383	7,641	12,284	32,662
Balance, end of period	$19,072	$12,284	$19,072	$12,284
Supplemental cash flow disclosures:
Cash paid for income taxes	$3,817	$6,658	$26,067	$16,111
Cash paid for interest	9,688	8,134	34,557	31,720

GMS Inc.

Net Sales by Product Group (Unaudited)

Three Months Ended April 30, 2016 and 2015 and Years Ended April 30, 2016 and 2015

(in thousands of dollars)

	Three Months Ended April 30,				Year Ended April 30,
	2016	% of Total	2015	% of Total	2016	% of Total	2015	% of Total
Wallboard	$248,829	47.2%	$189,032	46.7%	$870,952	46.9%	$718,102	45.7%
Ceilings	78,159	14.8%	69,414	17.2%	297,110	16.0%	278,749	17.8%
Steel framing	77,769	14.8%	58,466	14.5%	281,340	15.1%	243,173	15.5%
Other products	122,425	23.2%	87,587	21.6%	408,780	22.0%	330,061	21.0%
Total net sales	$527,182		$404,499		$1,858,182		$1,570,085

GMS Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA (Unaudited)

Three Months Ended April 30, 2016 and 2015 and Years Ended April 30, 2016 and 2015

(in thousands of dollars)

	Three Months Ended April 30,		Year Ended April 30,
	2016	2015	2016	2015
Net income (loss)	$8,940	$2,136	$12,564	$(11,697)
Interest expense	9,428	8,871	37,418	36,396
Interest income	(243)	(223)	(928)	(1,010)
Income tax expense (benefit)	7,925	(3,663)	12,584	(6,626)
Depreciation expense	6,460	7,199	26,667	32,208
Amortization expense	10,419	8,798	37,548	31,957
EBITDA	$42,929	$23,118	$125,853	$81,228
Stock appreciation rights expense	$365	$763	$1,988	$2,268
Redeemable noncontrolling interests	(292)	703	880	1,859
Equity-based compensation	610	1,346	2,699	6,455
Acquisition related costs	—	—	—	837
Severance, other costs related to discontinued operations and closed branches, and certain other costs	(1,054)	150	379	413
Transaction costs (acquisitions and other)	939	1,615	3,751	1,891
(Gain) loss on disposal of assets	(720)	250	(645)	1,089
Management fee to related party	563	563	2,250	2,250
Effects of fair value adjustments to inventory	223	266	1,009	5,012
Interest rate swap and cap mark-to-market	19	—	19	2,494
Contributions from acquisitions	132	1,005	12,093	8,064
EBITDA add-backs (1)	785	6,661	24,423	32,632
Adjusted EBITDA	$43,714	$29,779	$150,276	$113,860
Adjusted EBITDA margin (2)	8.3%	7.1%	7.4%	6.7%

(1)         Refer to Exhibit 99.2, GMS Inc. presentation to investors, for more information about EBITDA add-backs.

(2)         Adjusted EBITDA margin, which is calculated as a percentage of net sales, excludes contributions from acquisitions for the periods presented to be consistent with our calculation of net sales for the same period

GMS Inc.

Reconciliation of Income (Loss) Before Taxes to Adjusted Net Income (Loss) (Unaudited)

Three Months Ended April 30, 2016 and 2015 and Years Ended April 30, 2016 and 2015

(in thousands of dollars, except for share and per share data)

	Three Months Ended April 30,		Year Ended April 30,
	2016	2015	2016	2015
Income (loss) before taxes	$16,865	$(1,527)	$25,148	$(18,323)
EBITDA add-backs (1)	653	5,656	12,330	24,568
Purchase accounting depreciation and amortization (2)	12,492	11,484	44,099	50,399
Adjusted pre-tax income	30,010	15,613	81,577	56,644
Adjusted income tax expense	12,574	6,885	34,181	24,980
Adjusted net income	$17,436	$8,728	$47,396	$31,664
Effective tax rate (3)	41.9%	44.1%	41.9%	44.1%

Weighted average shares outstanding:
Basic	32,892,905	32,551,182	32,799,098	32,450,401
Diluted	33,155,140	32,684,348	33,125,242	32,450,401
Net income (loss) per share:
Basic	$0.53	$0.27	$1.45	$0.98
Diluted	$0.53	$0.27	$1.43	$0.98

(1)         EBITDA add-backs, exclusive of contributions from acquisitions, as shown on the Reconciliation of net income (loss) to adjusted EBITDA table.

(2)         Depreciation, amortization and certain other adjustments related to the increase in value of certain long-term assets associated with the April 1, 2014 acquisition of the predecessor company.

(3)         Normalized effective tax rate excluding the impact of purchase accounting and certain other deferred tax amounts.

Contact Information:

Investor Relations:

ir@gms.com

678-353-2883

Media Relations:

marketing@gms.com

770-723-3378